                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               (Amendment No.  )


Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement           [ ] Confidential, for use of the
                                              Commission only (as permitted by
[X] Definitive Proxy Statement                Rule 14C-5(d)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (s) 240.14a-11(c) or (s) 240.14a-12

                    Rochester Gas and Electric Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                              David C. Heiligman
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:




Notes:

                  [Logo of Rochester Gas and Electric Corp.]
                    Rochester Gas and Electric Corporation
                  89 East Avenue . Rochester, NY 14649-0001
                                (716) 546-2700

         ============================================================
                           NOTICE OF ANNUAL MEETING
                          OF SHAREHOLDERS TO BE HELD
                                APRIL 24, 1996
         ============================================================

     We would like to invite you to attend our 1996 annual meeting of shareholders. This year the meeting will be held at the Rochester Riverside Convention Center on Wednesday, April 24, 1996 at 11 A.M. The convention center is located at 123 East Main Street in downtown Rochester, New York.

     The purpose of the meeting is to elect four Class I directors to serve for three-year terms expiring in 1999 and to transact any other business properly brought before the meeting or any adjournments.

     Common shareholders of record at the close of business on March 5, 1996 are entitled to notice of and to vote on all matters at the meeting.

     The proxy statement accompanying this notice contains information of importance to you as a shareholder. We urge you to review this information and sign and return your proxy in the enclosed envelope.

                             By order of the Board of Directors,

                                     Roger W. Kober
                                     Chairman of the Board, President and
                                       Chief Executive Officer

                                     David C. Heiligman
                                     Vice President, Finance and
                                       Corporate Secretary

March 12, 1996

         ============================================================
                WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
                  PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY
         ============================================================

                    Rochester Gas and Electric Corporation
                  89 East Avenue . Rochester, NY 14649-0001
                                (716) 546-2700


                   ========================================
                               PROXY STATEMENT
                   ========================================

General

        The enclosed proxy is solicited by the Board of Directors of Rochester Gas and Electric Corporation (Company) for voting at the annual meeting of shareholders on April 24, 1996, or at any adjournments thereof. Shareholders may revoke their proxies at any time before they are voted.

        Common shareholders of record at the close of business on March 5, 1996 are entitled to notice of the meeting. Each share is entitled to one vote on each matter presented at the meeting. As of February 1, 1996, the Company had outstanding 38,600,782 shares of Common Stock.

Voting of Proxies

        The enclosed proxy is for shares of Common Stock held in your name. The proxy includes any shares held for you under the Automatic Dividend Reinvestment and Stock Purchase Plan (ADRP) as a shareholder, as well as your RG&E Savings Plus Plan or Employee Stock Ownership Plan (ESOP) shares if you are an employee. Your shares will be voted in accordance with your instructions on the proxy. If you sign and return a proxy but do not provide voting instructions, your shares will be voted for the election of nominees for directors. If you do not return a proxy and you are an RG&E Savings Plus Plan participant, the trustee will vote your Savings Plus shares for the election of nominees for directors. If you are an ADRP or ESOP participant, your shares will not be voted unless you return a proxy.

        Under the Company's bylaws, a majority of the shares entitled to vote must be present in person or represented by proxy before any action can be taken at the meeting. The election of the nominees for directors will be decided by plurality vote. Shareholder proxies will be received and tabulated by an independent agent, and the vote will be certified by an independent Inspector of Election. If a shareholder withholds a vote for one or more directors, the shareholder's shares will be counted in determining the quorum for the meeting but will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker account and has given specific instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, under New York Stock Exchange rules the broker may exercise discretionary authority and vote for the Board of Directors nominees.

Election of Directors

        The Board of Directors presently consists of ten members and one vacancy, divided into three classes as nearly equal in number as possible, designated as Class I, Class II and Class III with terms expiring at the 1996, 1997 and 1998 annual meetings, respectively.

        The following identifies the nominees standing for election as Class I directors at the 1996 annual meeting and the continuing Class II and Class III directors, including each individual's principal occupation and business experience for at least five years. The Class I directors will be elected for a three-year term expiring at the 1999 annual meeting. Samuel T. Hubbard, Jr. is standing for election as a Class I director to fill the position of William F. Fowble who died on February 1, 1996 after serving as a director for the past six years. The other three Class I nominees, namely William Balderston III, Roger W. Kober and Constance M. Mitchell are incumbent directors. Mr. Balderston will reach age 70 in December of 1997 and, if elected a director at the 1996 annual meeting, will retire from the Board at the 1998 annual meeting as required by Company policy.

Nominees - Class I
For Term Expiring in 1999

William Balderston III, age 68, served as Executive Vice President of The
Chase Manhattan Corporation (bank holding company) from August 1991 until his retirement in December 1993. Mr. Balderston previously held numerous executive positions at Chase Lincoln First Bank, a former subsidiary of The Chase Manhattan Corporation, serving as Vice Chairman to January 1993, as President and Chief Executive Officer from January 1991 to September 1991 and as Chairman of the Board, Chief Executive Officer and President from July 1986 to January 1991. He is a director of Bausch & Lomb Incorporated and Home Properties of New York, Inc. Mr. Balderston has been a director of the Company since 1982.

Samuel T. Hubbard, Jr., age 46, has served as President and Chief Executive Officer of The Alling and Cory Company (a wholesale distributor of fine printing paper, industrial and business products) since 1986. Prior to joining Alling and Cory, Mr. Hubbard held various management positions with Chase Lincoln First Bank, a former subsidiary of The Chase Manhattan Corporation. He is a director of First Empire Corporation and the Genesee Corporation.

Roger W. Kober, age 62, was named Chairman of the Board, President and Chief Executive Officer of the Company in January 1992. Mr. Kober was President and Chief Executive Officer of the Company from June 1991 to January 1992 and President and Chief Operating Officer from December 1988 to June 1991. Mr. Kober is a director of Home Properties of New York, Inc. He has been a director of the Company since 1988.

Constance M. Mitchell, age 67, was Program Director of the Industrial Management Council of Rochester, New York, Inc. until her retirement in June 1989. She previously served as Community Relations Coordinator of the Industrial Management Council. Mrs. Mitchell serves as a board member or officer of numerous civic and philanthropic organizations, including the Urban League of Rochester and United Way of Greater Rochester. Mrs. Mitchell has been a director of the Company since 1981.

Continuing Directors - Class II
Term Expiring in 1997

Allan E. Dugan, age 55, has served as Senior Vice President, Corporate Strategic Services, Xerox Corporation (provider of document products and services) since February 1992. Prior to assuming his current position, Mr. Dugan was Senior Vice President and General Manager, Manufacturing Operations Worldwide. Mr. Dugan has been a director of the Company since 1991.

Theodore L. Levinson, age 62, was President and Chief Executive Officer of
Star Supermarkets, Inc. (former retail food chain) until 1982. He was appointed Vice President of Peter J. Schmitt Co., Inc. in 1982 and President and Chief Executive Officer of Martek Investors, Inc. (formerly Star Supermarkets, Inc.) in 1983, positions he held until retiring in 1986. Mr. Levinson has been a director of the Company since 1979.

Arthur M. Richardson, age 69, has served as President of the Richardson
Capital Corporation (venture capital) since 1985. He previously held numerous executive positions at Security Norstar Bank, Security New York State Corporation and its predecessor banks before retiring as Chairman of the Board of Security Norstar Bank in 1985. Mr. Richardson is a director of Goulds Pumps, Inc., Raymond Corporation and Transmation, Inc. He has been a director of the Company since 1982.

M. Richard Rose, age 63, was President of the Rochester Institute of Technology from 1979 until his retirement in June 1992. He was previously President of Alfred University. Dr. Rose is a director of Raymond Corporation, Baldwin Technologies Corporation and Webcraft Technologies, Inc. He has been a director of the Company since 1988.

Continuing Directors - Class III
Term Expiring in 1998

Angelo J. Chiarella, age 62, serves as President and Chief Executive Officer of Midtown Holdings Corp. (real estate development and leasing), a position he has held since 1971. He is a director of Transmation, Inc. and has been a director of the Company since 1992.

Jay T. Holmes, age 53, was named Executive Vice President and Chief Administrative Officer of Bausch & Lomb Incorporated (healthcare and optics) in March 1995. He served as Senior Vice President and Chief Administrative Officer of Bausch & Lomb from November 1994 to March 1995 and previously as Senior Vice President - Corporate Affairs and Secretary. Mr. Holmes is a director of Bausch & Lomb and has been a director of the Company since 1992.

Cornelius J. Murphy, age 65, has served as Senior Vice President of Goodrich
& Sherwood Company (management consulting and human resource services) since 1990. Prior to assuming his current responsibilities, Mr. Murphy held a number of senior management positions at Eastman Kodak Company, where he served as Senior Vice President and Project Manager, Office of the Chief Executive until March 1989. He is a director of Transmation, Inc. and has been a director of the Company since 1981.

Security Ownership of Management

        The following table shows beneficial ownership of the Company's Common Stock as of February 1, 1996 for each director and nominee, as well as each executive officer named in the Summary Compensation Table. No director, nominee or executive officer beneficially owns over .02% of the outstanding shares, and the total beneficially owned by all directors, nominees and executive officers as a group represents .09% of the shares outstanding.

                                                                                      Total Shares of
                                      Shares of                  Accrued              Common Stock or
                                     Common Stock              Common Stock             Common Stock
Name of Beneficial Owner         Beneficially Owned (1)     Equivalent Units (2)      Equivalent Units
William Balderston III                  1,291                     5,744                    7,035
Angelo J. Chiarella                     1,335                     5,147                    6,482
Allan E. Dugan                            300                     2,826                    3,126
David C. Heiligman                      3,768                     3,318                    7,086
Jay T. Holmes                             600                     4,882                    5,482
Samuel T. Hubbard, Jr. (3)                  0                         0                        0
Roger W. Kober                          7,322                    15,654                   22,976
Theodore L. Levinson                    1,100                     6,769                    7,869
Robert C. Mecredy                       3,364                     3,318                    6,682
Constance M. Mitchell                     525                     6,622                    7,147
Cornelius J. Murphy                     2,792                     7,567                   10,359
Thomas S. Richards                      2,094                     6,690                    8,784
Arthur M. Richardson                      200                     7,618                    7,818
M. Richard Rose                           734                     6,926                    7,660
Robert E. Smith                         3,750                     6,963                   10,713

All Directors, Nominees
and Executive Officers as
a group (19 Individuals)               33,770                    98,270                  132,040

(1) Includes shares over which the director, nominee or executive officer has direct or indirect voting or investment power, as well as indirect family holdings of which the following persons disclaim beneficial ownership: Mr. Chiarella, 237 shares; Mr. Heiligman, 108 shares; and Mr. Kober, 3,306 shares.

(2) Includes Common Stock equivalent units accrued under the Company's Long Term Incentive Plan, 401k Restoration Plan, Directors' Deferred Compensation Plan and Deferred Stock Unit Plan for Non-Employee Directors for which the director, nominee or executive officer does not have voting rights.

(3)     New nominee.

Meetings and Standing Committees of the Board of Directors

        The Board of Directors met ten times during 1995. All nominees attended at least 75% of the total meetings of the Board and the committees on which they served, except Mr. Balderston, who attended all Board meetings and 68% of Board and Committee meetings in the aggregate.

        Executive and Finance Committee. The Executive and Finance Committee, with certain exceptions, possesses all of the authority of the Board of Directors. During 1995, the Committee met four times. Messrs. Balderston, Dugan, Kober, Murphy and Richardson (Chairman) are currently members of the Committee.

        Audit Committee. It is the function of the Audit Committee to monitor on behalf of the Board of Directors the integrity of the Company's financial statements and its financial reporting process. In pursuit of this function, the Committee monitors the systems of internal control which management has established to safeguard the assets of the Company and the internal policies and procedures that exist to provide that the Company is in compliance with all applicable laws, regulations and ethical business practices. The Committee also recommends to the Board the independent accounting firm to be retained by the Company for the ensuing year, reviews the results of the accounting firm's examination of the Company's financial statements and recommends any action deemed necessary. During 1995, the Committee met three times. Messrs.
Chiarella, Dugan, Levinson, Rose and Mrs. Mitchell (Chairman) are currently members of the Committee.

        Committee on Management. The Committee on Management is responsible for the review and recommendation to the Board of the Company's executive compensation and benefits program, including awards under the Company's annual Executive Incentive Plan and the Long Term Incentive Plan. The Committee sets the compensation of the Chief Executive Officer and reviews the compensation levels of members of management proposed by the Chief Executive Officer. The Committee reviews organizational structure, corporate goals and objectives and management development, including management succession. During 1995, the Committee met three times. Messrs. Balderston, Murphy (Chairman), Richardson and Rose are currently members of the Committee.

        Committee on Directors. The Committee on Directors is responsible for all matters relating to directors, including evaluation of director performance, director compensation, director succession and corporate governance issues. The Committee recommends to the Board of Directors candidates to be nominated for election as directors at the annual meeting of shareholders and to fill any vacancies on the Board. During 1995, the Committee met five times. Messrs. Balderston, Holmes (Chairman), Richardson and Mrs. Mitchell are currently members of the Committee. Shareholders wishing to recommend candidates for nomination to the Board should submit in writing to the Secretary of the Company the name of the nominee, a statement of qualifications and the written consent of the person so named. Suggestions received prior to October 1, 1996 will be considered by the Committee when recommending nominees for election at the 1997 annual meeting of shareholders.

Report of the Committee on Management on Executive Compensation

        The Committee on Management is appointed by the Board of Directors of the Company. Its objective is to assure that executive compensation is fair and reasonable to customers, shareholders and employees by providing competitive compensation linked to the achievement of Company goals. The Committee provides to the Board a detailed review of all aspects of compensation for the senior officer positions and the Executive Leadership Team. Members of the Committee and other members of the Board are available to meet with the management team or with individual members of management to discuss Company matters as needed.

        The Committee has retained the services of a compensation consulting firm to advise the Committee on the reasonableness of compensation paid to senior officers of the Company as compared to the external market for executives, including both utility companies and general industry. To facilitate this process, the Committee has sponsored three consultant studies regarding executive compensation in the last eight years. The studies indicated that Company executive compensation levels were below the average for comparable utility companies, and based on the studies, the Committee adjusted the Company's compensation objectives to the targets discussed below. The studies also facilitated establishment of short and long term incentive programs.

        Components of Compensation. The executive compensation program consists of three components. The first component is base salary, which is predicated on competitive market conditions, positional qualifications, including years of experience, and the individual performance level of the executive. The Company's target base compensation objective for its top five executive positions is to be fully competitive with utility companies in the Edison Electric Institute (EEI) revenue class of $600 million to $2 billion (35 parent companies) in the second highest paid quartile of this class. The average base pay for RG&E's executives in 1995 was 9.4% below the median base pay of the companies in the EEI salary comparison group.

        The second component is annual incentive compensation. A substantial portion of the annual compensation of each officer relates to, and is contingent upon, the performance of the Company, as well as the individual contribution of each officer. As a result, a portion of each officer's total potential compensation is variable.

        The Company established an Executive Incentive Plan in 1992, which provides for the payment of annual performance bonus awards to key employees of the Company if established performance objectives are met. Awards may range from 5% to 25% of the midpoint of a participant's salary grade, and the amount of an award earned, if any, will depend upon the level of the performance goal met. If certain exceptional performance is achieved, awards could be doubled. Performance goals are established annually by the Committee on Management and approved by the Board of Directors. The annual award will be paid in cash in the year following the year in which it was earned.

        The Executive Incentive Plan objectives for 1995, which were equally weighted, consisted of three categories: (1) return on common equity, (2) price of product, and (3) four corporate operating objectives pertaining to customer satisfaction and service, employee safety, affirmative action, and employee productivity which were approved by the Committee. Due to the adverse financial impact of the gas price on customers during January and February of 1995, the Board, upon the recommendation of senior management (Messrs. Kober, Smith, and Richards), cancelled the 1995 Executive Incentive Plan for the senior officer group. The Committee continued to monitor the Company's performance regarding the Plan's objectives throughout the year. Based upon 1995 performance results, the computations of which were reviewed by the Company's independent auditors, the Company's financial achievement as measured by the return on common equity was below the threshold to generate an Executive Incentive Plan payout. However, due to the unusual nature of the gas capacity situation and to recognize the accomplishments of the non-senior officers and other members of the Executive Leadership Team (18 employees in total), the Board excluded the impact of the gas capacity issue from the Plan. As a result, the Company achieved 60% of the combined financial, price and corporate operating objectives set under the Plan. The bonus awards for 1995 for the non-senior officers, as reported in the Summary Compensation Table, reflect the achievement of earning 60% of the Targeted Plan Award for 1995, as determined by the Committee and as approved by the Board of Directors. Twenty percent of the bonus awards was based upon the achievement of individual performance objectives.

        The third component of executive compensation is long term incentive compensation, which is designed to ensure the continuing success of the Company and is directly tied to the Company's Common Stock performance. The Company established a Long Term Incentive Plan (LTIP) in 1993. The Committee may recommend to the Board of Directors the granting of annual awards to key employees of 500 to 4,000 Performance Shares based on the participant's salary grade. The Performance Shares are RG&E Common Stock equivalents and will accumulate reinvested dividends over a three-year performance cycle (for phase-in purposes, the first performance cycle was two years). At the end of the three-year performance cycle, the Company's three-year annualized shareholder return on Common Stock will be ranked with the companies which comprise the Edison Electric Institute 100 Index (EEI 100 Index) of investor-owned electric utilities. The Committee on

Management may award from 0% to 200% of each participant's Performance Share Account based on the Company's ranking in the peer comparison. The number of Performance Shares payable to a participant will be valued based on the average of the closing price of RG&E Common Stock during December of the year prior to the awarding of such shares.

        The first LTIP performance cycle concluded in December 1995. The total shareholder return during the two-year performance cycle, as compared to the EEI 100 Index, placed RG&E in 83rd position out of 98 companies. Based upon RG&E's relative performance compared to the EEI 100 Index, the Committee on Management recommended to the Board of Directors that no payout be made for 1995 for Performance Shares that were granted in 1993.

        The Company's total executive compensation objective for its top five executive positions is to be fully competitive at the target level of the salary comparison group. Total compensation is defined as the combination of base salary and short and long term incentives. With a 60% Executive Incentive Plan payout in 1995 (excluding senior officers) and no Long Term Incentive Plan payout for the performance cycle ending in 1995, the average total compensation for RG&E's top five executives is 39.4% below the median of the EEI salary comparison group. Had a target Executive Incentive Plan award and 100% award for the Long Term Incentive Plan been earned, the average total compensation for RG&E's top five executives would have been 13.7% below the median of the same comparison group.

        Chief Executive Officer Compensation. With respect to Mr. Kober's base salary for 1995, the Committee assessed his overall leadership of the Company, including the continued implementation and adherence to a long range comprehensive business plan to appropriately position the Company in the competitive and rapidly changing utility environment of the 1990s, his effectiveness in leading the corporation through this transition as well as a major employment downsizing program, his combined responsibilities as Chief Executive Officer and President, and the depth of his experience and his job performance.

        The Board of Directors was favorably impressed with Mr. Kober's performance and achievement in 1994. However, the Board, upon recommendation of senior management, opted to freeze the base pay of the senior officers for 1995, including Mr. Kober's, due to the adverse financial impact of the gas price on customers during January and February of 1995. The Board also, upon the recommendation of senior management, cancelled the 1995 Executive Incentive Plan for the senior officer group. As a result, Mr. Kober's base pay for 1995 is 8.6% below the median of the EEI salary comparison group.

        As Mr. Kober did not receive a short or long term bonus for 1995, his total compensation is 46.4% below the median of the EEI salary comparison group. Had Mr. Kober received the target award for both of these plans, his total compensation would have been 16.4% below the median of the same comparison group.

        Mr. Kober was granted 4,000 Performance Shares in 1995 under the Long Term Incentive Plan which was previously summarized. The performance cycle for these shares will end on December 31, 1997 and will be evaluated at end of cycle, as previously summarized. For comparative purposes, the dollar equivalent value of the grant would be approximately 27% below the median value of the long term incentive award granted or paid in 1995 to the highest paid officer in the salary comparison group.

        Performance shares under the Long Term Incentive Plan link executive compensation directly with shareholder interest since both the targets and the payouts are measured in terms of shareholder value.

                                                Committee on Management

                                                Cornelius J. Murphy, Chairman
                                                William Balderston III
                                                Arthur M. Richardson
                                                M. Richard Rose

Executive Compensation

        Executive Officers. The following tables show the compensation earned by the Company's chief executive officer and each of its five highest compensated executive officers over the past three years.

                          Summary Compensation Table

                                                      Annual            Long Term
                                                   Compensation        Compensation
                                                -----------------------------------    All Other
                                                Salary       Bonus     LTIP Payouts   Compensation
Name and Principal Position       Fiscal Year     ($)       ($) (1)       ($) (2)       ($) (3)
--------------------------------------------------------------------------------------------------
ROGER W. KOBER                        1995      361,647           0          0           9,041
Chairman of the Board,                1994      361,647     133,586         N/A          9,041
President and                         1993      329,603     108,844         N/A          8,240
Chief Executive Officer

ROBERT E. SMITH                       1995      208,975           0          0           5,224
Senior Vice President,                1994      208,943      53,274         N/A          5,224
Energy Operations                     1993      202,846      43,407         N/A          5,071

THOMAS S. RICHARDS                    1995      191,852           0          0           4,796
Senior Vice President,                1994      191,852      53,274         N/A          4,796
Energy Services                       1993      173,567      33,174         N/A          3,945

DAVID C. HEILIGMAN                    1995      148,783      11,339          0           3,720
Vice President, Finance               1994      145,851      30,466         N/A          3,646
and Corporate Secretary               1993      141,593      24,823         N/A          3,540

ROBERT C. MECREDY                     1995      144,120      12,598          0           3,603
Vice President,                       1994      138,578      30,466         N/A          3,464
Nuclear Operations                    1993      134,333      24,823         N/A          3,358

DAVID K. LANIAK                       1995      173,596           0          0           5,110
(former) Executive Vice President     1994      208,315      59,752         N/A          5,208
and Chief Operating Officer (4)       1993      202,275      43,407         N/A          5,057

N/A - Not Applicable

(1) Pursuant to the Executive Incentive Plan guidelines, the amount of annual awards depends upon the level of achievement of one-year goals. If performance is below a minimal level, no award is earned. Actual amounts of annual awards earned under the plan are shown.

(2) Pursuant to the Long Term Incentive Plan guidelines, the amount of annual awards depends upon the total shareholder return over a three-year period (two years in first performance cycle) as compared to the companies which comprise the Edison Electric Institute 100 Index of investor-owned electric utilities. Actual amounts earned at the end of the performance cycle under the plan are shown.

(3) Company contributions to RG&E Savings Plus Plan (401k) and the 401k Restoration Plan.

(4) Mr. Laniak retired on November 1, 1995 at age 60 with 41 years of service. In addition to receiving his normal retirement benefit from the funded and unfunded retirement plans, he will receive benefits equivalent to the Temporary Employee Retirement Plan (TREP) benefits available to all employees except officers in 1994. These retirement benefits consist of $800 per month until age 62 and $1,612 per month for life. Mr. Laniak will also receive $467 per month under the retiree life insurance program discussed on page 12.


         Long Term Incentive Plan - Grants in Last Fiscal Year (1995)

                                                              Estimated Future Payouts
                                                            Under Non-Stock Price-Based
                                                                        Plans
--------------------------------------------------------------------------------------------
                               Number of
                                Common      Performance
                                 Stock        or Other
                               Equivalent   Period Until
Name and                         Units       Maturation    Threshold     Target      Maximum
Principal Position                (1)        or Payout       (No.)        (No.)       (No.)
--------------------------------------------------------------------------------------------
ROGER W. KOBER                   4,000        3 Years       0-3,999       4,000       8,000
Chairman of the Board,
President and
Chief Executive Officer

ROBERT E. SMITH                  2,000        3 Years       0-1,999       2,000       4,000
Senior Vice President,
Energy Operations

THOMAS S. RICHARDS               2,000        3 Years       0-1,999       2,000       4,000
Senior Vice President,
Energy Services

DAVID C. HEILIGMAN               1,000        3 Years         0-999       1,000       2,000
Vice President, Finance
and Corporate Secretary

ROBERT C. MECREDY                1,000        3 Years         0-999       1,000       2,000
Vice President,
Nuclear Operations

(1) Pursuant to the Long Term Incentive Plan, officers were granted a specific number of Performance Shares based upon their salary grade. Each Performance Share is deemed to be equivalent to one share of RG&E Common Stock. Stock dividend equivalents will be deemed to be paid and reinvested during the length of a performance cycle. The Committee on Management may award from 0% to 200% of each officer's Performance Share Account at the end of a three-year performance cycle (1997 for this cycle) based on the Company's ranking against the Edison Electric Institute 100 Index of investor-owned electric utilities for total shareholder return on a three-year average basis. The number of shares payable, if any, will be based on the average closing price of RG&E Common Stock for December 1997. Any award will be paid in cash by March 1, 1998.

        The Company has entered into change in control agreements for an indefinite term with Messrs. Kober, Richards and Smith. The agreements provide that each of the officers that is a party to the agreements is entitled to specified compensation if, within two years after a change in control of the Company (as defined in the agreements), the officer's employment is involuntarily terminated by the Company other than termination for cause (as defined in the agreements) or by reason of death, disability or normal retirement. Involuntary termination also includes the employee's resignation following a change in duties or the employment relationship as defined in the agreements. If an involuntary termination occurs within the two-year covered period, Mr. Kober will receive a lump sum payment equal to three times his annual salary and bonus (final year or final three-year average, whichever is higher), and the other senior officers will receive two times their annual salary and bonus, subject to reduction in order to maximize the after-tax effect to the officer. If Mr. Kober were to reach his normal retirement (age 65) prior to three years following his termination date (two years for the other officers), the lump sum payment would be reduced pro-rata with a minimum payment of one times annual salary and bonus. A payment of one times annual salary and bonus would be payable in the case of voluntary termination during the two-year period with a pro-rata reduction in the payment if termination occurs within one year prior to normal retirement.

        Directors. Directors receive an annual retainer of $15,000, plus $700 for each Board or committee meeting attended. Committee chairmen and Executive and Finance Committee members receive an additional retainer of $2,000 and $1,500, respectively. If a director attends more than one Board or committee meeting on the same day, the fee for each subsequent meeting is $600. Officers of the Company receive no fees for their services as directors. The total amount of compensation paid to directors is comparable to the total compensation paid to directors of similar sized combination electric and gas utility companies.

        The Company has deferral plans under which a director's fees may either be deferred with interest in a cash account or deferred and converted to Common Stock equivalent units which earn dividends equal to dividends declared on the Company's Common Stock. In either case, deferred amounts are paid in cash, in a lump sum or over a period of up to ten years commencing no later than the director's 70th birthday.

        The Company has established a Deferred Stock Unit Plan for Non-Employee Directors (the Plan), which will serve to align the directors' financial interests with those of the shareholders. Each director's deferred stock account will be based on the amount of the annual retainer, the number of years of Board service and the price of the Company's Common Stock. Under the Plan, each director will be credited annually with deferred stock units equal to 75% of the annual retainer. Benefits under the Plan become partially vested after five years of service and are fully vested after ten years. Upon cessation of membership on the Board, deferred amounts will be payable in cash in a lump sum or in up to ten annual installments as determined by each director.

Shareholder Return Comparison

        The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Edison Electric Institute 100 Index of investor-owned electric utilities for the past five years. Total return was calculated assuming investment of $100 on December 31, 1990 and reinvestment of all dividends.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                  AMONG RG&E, EEI 100 INDEX AND S&P 500 INDEX

Measurement period           RG&E     EEI 100     S&P 500
(Fiscal year Covered)                 Index       Index
---------------------       ------    -------     -------
Measurement PT -
12/31/90                     $100       $100        $100

FYE 12/31/91                 $129       $129        $130
FYE 12/31/92                 $146       $139        $140
FYE 12/31/93                 $166       $154        $154
FYE 12/31/94                 $143       $136        $156
FYE 12/31/95                 $168       $179        $215


Pension Plan Table

        The Company has a non-contributory, tax qualified, defined benefit pension plan, the RG&E Retirement Plan, and an unfunded, non-qualified plan, the RG&E Unfunded Retirement Income Plan. All employees, including executive officers, are eligible to participate in these plans. The annual pension benefit under the plans, taken together, is determined by years of service and annual compensation (salary and bonus). Under the Internal Revenue Code of 1986, the annual benefit payable by the funded plan was limited to $120,000 for 1995. The unfunded plan will provide those benefits which cannot be fully provided by the funded plan. The table below may be used to calculate the approximate annual benefits payable at normal retirement (age 65) under the two plans in specified remuneration and years-of-service classifications. The benefits as shown may be subject to deduction for Social Security benefits under the benefit formula.


    Average                        Retirement Benefits Based on Years of Service (2)
Annual Salary (1)      15          20          25          30         35          40          45
-----------------    -------    -------     -------     -------     -------     -------     -------
    $150,000          70,500     78,000      85,500      93,000     100,500     108,000     114,000
     200,000          94,800    104,800     114,800     124,800     134,800     144,800     154,800
     250,000         119,000    131,500     144,000     156,500     169,000     181,500     194,000
     300,000         143,300    158,300     173,300     188,300     203,300     218,300     233,300
     350,000         167,600    185,100     202,600     220,100     237,600     255,100     272,600
     400,000         191,800    211,800     231,800     251,800     271,800     291,800     311,800
     450,000         216,100    238,600     261,100     283,600     306,100     328,600     351,100
     500,000         240,400    265,400     290,400     315,400     340,400     365,400     390,400
     550,000         264,600    292,100     319,600     347,100     374,600     402,100     429,600

(1) Average annual salary includes base pay (three highest consecutive years) and annual bonus (three highest years) for the last ten years before retirement. The amounts shown in the salary and bonus columns in the Summary Compensation Table (see page 8) constitute qualifying compensation under the plans.

(2) The table is based on Retirement Plan formula pertaining to employees hired prior to July 1, 1965. The actual pension benefit for employees hired after July 1, 1965 will be less than the table amounts. Messrs. Kober, Smith, Richards, Heiligman and Mecredy have been credited with 30, 36, 12, 32 and 24 years of service, respectively, under the plans.

        The RG&E Unfunded Retirement Income Plan will also pay Mr. Kober $292 per month, during retirement to replace retiree life insurance which the Company cancelled in 1985. This amount is payable only after retirement and is limited to a total of 120 monthly payments, which will continue to be made to a designated beneficiary or to the estate of a recipient who dies prior to expiration of the 120-month period.

Miscellaneous

        The Company renewed a directors and officers liability insurance policy provided by Associated Electric and Gas Insurance Services Limited (AEGIS) for a one-year term, effective as of January 1, 1996. The policy insures the Company against any obligations it may incur as a result of the indemnification of its directors and officers. The premium cost was $918,000. However, the Company received a member's continuity credit of $690,683 which reduced the effective cost of coverage to $227,317 for 1996. In addition, the Company has a policy with Energy Insurance Mutual Limited that provides excess coverage for such insurance. The premium cost was $364,500 for a one-year term, effective as of January 1, 1996. The Company also renewed a fiduciary liability insurance policy carried with AEGIS, effective as of May 1, 1995. The premium cost for this policy was $28,400 for a one-year term.

Independent Public Accountants

        Price Waterhouse, the Company's independent certified public accounting firm since 1958, was recommended by the Audit Committee and approved by the Board of Directors to be the Company's independent accounting firm for the year 1996. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions from shareholders.

Other Matters

        The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment.

        Proxies will be solicited by mail, and Company employees may also solicit proxies by telephone or other electronic means. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus reasonable out-of-pocket expenses. The Company will pay all costs associated with soliciting proxies for the meeting. Proxy material will be mailed to shareholders on or about March 12, 1996.

        In order to be eligible for inclusion in the proxy material for the Company's 1997 annual meeting, any shareholder proposal to take action at such meeting must be received by the Company no later than November 12, 1996.


March 12, 1996

                    ROCHESTER GAS AND ELECTRIC CORPORATION

P               89 East Avenue, Rochester, New York 14649-0001
R
O        This Proxy is Solicited on Behalf of the Board of Directors
X      The undersigned hereby appoints R.W. Kober, T.S. Richards and D.C.
Y Heiligman and each of them as proxies, with power of substitution, to vote all Common Stock of the undersigned, as directed on the reverse side, at the Rochester Gas and Electric Corporation Annual Meeting of Shareholders to be held on April 24, 1996 or any adjournments thereof.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.
                                               ---


                                                                SEE REVERSE
                                                                    SIDE
                 (Continued and to be signed on reverse side)

[X] Please mark
    votes as in
    this example.

1. ELECTION OF DIRECTORS                 2. OTHER MATTERS

Nominees for Class I Directors:          In their discretion, the proxies
                                         are authorized to vote upon such
W. Balderston III, S.T. Hubbard, Jr.,    other business as may properly
R.W. Kober and C.M. Mitchell             come before the meeting. As of
                                         March 12, 1996 the Board of Directors
                                         does not know of any other matters
                                         to come before the meeting.
[ ] FOR   [ ] WITHHELD
    ALL       FROM ALL
  NOMINEES    NOMINEES



[ ]                                                   MARK HERE
--------------------------------------               FOR ADDRESS      [ ]
For all nominees except as noted above                CHANGE AND
                                                     NOTE AT LEFT

                                         This proxy, when properly executed,
                                         will be voted in the manner directed
                                         herein by the undersigned shareholder.
                                         If no direction is made, this proxy
                                         will be voted FOR the election of
                                         the listed nominees for directors.

                                         (Please sign exactly as name appears
                                          at left)

                                         Signature:               Date:
                                                   ---------------     -------

                                         Signature:               Date:
                                                   ---------------     -------